April 5, 2015

Spondoolies-Tech Ltd.

Attn: Bitcoin Shop, Inc.

Dear Charles Allen:

The purpose of this letter of intent (this “Letter of Intent”) is to set forth certain non-binding understandings and certain binding agreements between Bitcoin Shop Inc., a Nevada corporation (“BTCS”), and Spondoolies-Tech Ltd., an Israel corporation (“ST”), with respect to a contemplated transaction (the “Sale”) in which the holders of equity securities of ST will sell, assign and transfer to BTCS (or a wholly-owned subsidiary of BTCS (“BTCS Sub”)) via merger[1] all (100%) of the issued and outstanding equity securities of ST in consideration of equity securities of BTCS. The transaction will be structured for accounting purposes as BTCS Sub acquiring ST but from an economic perspective as a “merger of equals” and as such, immediately following the closing, ST’s holders of equity securities will hold the same number (and type) of securities held or owned by BTCS’s equity holders (in each case on an as-converted and fully diluted basis); provided, however if BTCS raises equity prior to the consummation of a Sale the Exchange Ratio (as defined below) will be adjusted such that the dilution is borne on a pro-rata merged basis. The BTCS securities received in exchange for the ST securities will be the sole form of consideration received in the Sale (the “Consideration”). Each of ST or BTCS is referred to herein individually as a “Company” and together as the “Companies”.

The following numbered paragraphs reflect our general understanding of the matters described in them, but are not to constitute a complete statement of, or a legally binding or enforceable agreement or commitment on the part of, ST or BTCS with respect to the matters described therein or to impose on ST or BTCS an enforceable duty or obligation to negotiate towards or conclude any such agreement or commitment.

1. The Sale.

(a) On the terms and subject to the conditions to be set forth in a definitive, legally binding, written agreement (the “Binding Agreement”) to be negotiated and entered into by and between ST, BTCS and BTCS Sub and, to be executed by and among ST’s shareholders and BTCS, each of the ST securities would be exchanged for a number of shares of BTCS securities as determined by the exchange ratio (the “Exchange Ratio”) to be derived in accordance with paragraph 1(b) hereof. In addition options held by employees and consultants of ST to purchase ST securities will be exchanged for options to purchase BTCS securities in all such cases at the exercise price or value, as the case may be, implied by the Exchange Ratio, (and after complying with applicable Israeli tax procedures regarding such matters). Provided further that BTCS and ST will work towards a mutually agreeable option plan to ensure that management and employees of the Combined Company are appropriately compensated. The parties shall negotiate in good faith the terms and provisions of the Binding Agreements and shall use their reasonable best efforts to execute such Binding Agreements prior to [●], 2015.

1 Notwithstanding that, the formal legal structure may be a share purchase as opposed to a statutory merger.

(b) The Exchange Ratio for the ST securities shall be such that the equity holders of ST shall, upon consummation of the Sale, hold 49.9% of the as-converted and fully diluted capitalization of BTCS (the “post-Sale Holdings”); provided, however that: (i) ST and BTCS will work towards a mutually agreeable solution for currently outstanding warrants in BTCS under which such warrants shall not cause dilution to the post-Sale Holdings of the equity holders of ST without their consent, and (ii) the Exchange Ratio will be adjusted for any BTCS financing such that the dilution is borne on a pro-rata merged basis.

(c) The Consideration shall be issued at the Closing to holders of ST’s equity securities and consist of a number (and type) of BTCS Shares and BTCS Options as determined as set forth above.

2. Other Provisions.

(a) The Binding Agreement will contain limited representations, and warranties and customary covenants and other agreements on behalf of ST and BTCS for a transaction of this nature. Such representations and warranties will not survive the Closing, except as specifically set forth in the Binding Agreements.

(b) The Closing will also be subject to usual and customary conditions. Such closing conditions will include, among other things the following:

(i) obtaining necessary consents or approvals of third parties and governmental agencies and approval, if required or deemed advisable, by the Israeli tax authorities;

(ii) approval by the stockholders of each of the Companies as required by the laws of their respective jurisdictions of organization, organization documents and regulatory authorities; and

(iii) delivery of customary closing certificates, and other documentation.

3. Board of Directors and Management.

(a) The Binding Agreement will provide that the Board of Directors of BTCS after the Closing (the “Combined Company”) will consist of two Directors (the “Non-Independent Directors”) and one independent director, as may be agreed upon. The current ST Board of Directors and current BTCS Board of Directors will each nominate one person to serve on the Combined Company’s Board of Directors after the Closing. One person who is not affiliated with either ST or BTCS will be nominated to serve as a Director of the Combined Company after the Closing. Charles Allen and Guy Corem shall be deemed acceptable representatives of the Board of Directors by ST and BTCS, respectively. [See Exhibit A for BTCS proposal].

(b) The Binding Agreement will provide that effective as of the Closing, the executive officers of the Combined Company will be set forth in Exhibit B (the “Proposed Officers”), provided, however that the Board of Directors shall have the full right and authority to appoint all officers of the Combined Company.

(c) Notwithstanding the foregoing, prior to the date that is [●] months after the Closing, changes to the size and composition of the Board of Directors and decisions regarding the termination and/or appointment of executive officers shall each require the unanimous consent of the Non-Independent Directors.

4. Other Matters.

Upon execution of a counterpart of this Letter of Intent on behalf of BTCS and ST, the following lettered Paragraphs (the “Binding Provisions”) will constitute the legally binding and enforceable agreement of ST and BTCS (in recognition of the significant costs to be borne by the Companies in pursuing the Sale and further in consideration of their mutual undertakings as to the matters described therein).

(a) Access. Subject to the terms set forth in paragraph (b) below respecting confidentiality and certain other matters, each Company will afford the other Company’s employees, auditors, legal counsel, and other authorized representatives all reasonable opportunity and access during normal business hours to inspect, investigate, and audit the financial statements, operations and business of the other Company before Closing. Each Company will conduct this inspection, investigation, and audit in a reasonable manner during regular business hours.

(b) Confidentiality. The Companies confirm that the Nondisclosure Agreement entered into between them on December 13, 2014 (the “Existing Agreement”), shall remain in full force and effect. In particular, each of the Companies shall (and in each case shall cause their respective Representatives (as defined in the Nondisclosure Agreement) to) keep confidential, and shall not (and in each case shall cause their respective Representatives not to) disclose to any person: (i) the fact that discussions or negotiations are taking place between the Companies regarding the transactions contemplated hereby; (ii) any Confidential Information (as defined in the Nondisclosure Agreement) of either Company that may be provided or disclosed to the other Company or its Representatives in connection with such Company’s due diligence examination or otherwise; and (iii) any terms, conditions or other facts with respect to the Sale, as may be evidenced in the Binding Agreement or otherwise, except as may be required or permitted in the Existing Agreement. Notwithstanding anything else herein to the contrary, the Companies agree that they may disclose the existence of this Letter of Intent and the proposed Sale in connection with any potential financing. Such disclosure shall be subject to the prior written consent of each of BTCS and ST, such consent not to be unreasonably withheld.

(c) Costs. Except as hereinafter provided, ST and BTCS will each be solely responsible for and bear all of their own respective expenses, including, without limitation, expenses of legal counsel, accountants, investment bankers, and other advisors, incurred at any time in connection with pursuing or consummating the Sale, the Binding Agreement and the transactions contemplated thereby.

(d) Public Disclosure. Except as and to the extent required by law, without the prior written consent of the other Company, none of ST, BTCS or the BTCS or ST shareholders will, and each will direct its Representatives not to, make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between the Companies or any of the terms, conditions or other aspects of the Sale proposed in this Letter of Intent (other than as contemplated by and pursuant to the last sentence of paragraph (b) above). If a Company is required by law to make any such disclosure, it must first provide to the other Company the content of the proposed disclosure reasonably in advance of the proposed disclosure, the reasons that such disclosure is required by law and the time and place that the disclosure will be made and a right to comment thereon.

(e) Non-solicitation. Each Company agrees that, for a period of two (2) years from the date of this Letter Intent, neither Company nor any of its affiliates will, directly or indirectly, solicit for employment any employee of the other or any of its affiliates without obtaining the prior written consent of the other Company, provided that this paragraph shall not prohibit a Company or its affiliates from discussing employment opportunities with, or hiring, any employee of the other or its affiliates who contacts that Company or initiates such discussions with that Company or its affiliate (i) without any direct or indirect solicitation or encouragement by that Company, or (ii) pursuant to a general solicitation for employment that is not specifically directed at employees of the other Company.

(f) Termination. The Binding Provisions will automatically terminate on August 7th, 2015, and may be terminated earlier upon written notice by either Company to the other Company unilaterally, for any reason or no reason, with or without cause, at any time; provided, however, that the termination of the Binding Provisions will not affect the liability of a Company for breach of any of the Binding Provisions prior to the termination. Upon termination of the Binding Provisions, the parties will have no further obligations hereunder, except as stated in Paragraphs 4(b), (c), (d), (e), (g) and (j), which will survive any such termination.

(g) Governing Law. This Letter of Intent and the Agreement will be governed by and construed in accordance with the laws of the State of Israel, without giving effect to the conflicts-of-laws principles thereunder.

(h) Financing Proceeds. The use of proceeds for the Combined Company with regards to any financing which occurs prior to the closing of the Sale shall be mutually agreed by BTCS and ST.

(i) Lockup. All Proposed Officers (whether of ST management or BTCS management) shall sign lock-up agreements that are on substantially the same terms as the lock-up agreements which have been entered into by the BTCS management team; such lock-up agreements shall remain in effect until the earlier of (a) such time as BTCS and/or the Combined Company has raised at least $15 million in proceeds from equity financings and (b) December 31, 2016.

(j) Entire Agreement. The Binding Provisions and the Nondisclosure Agreement constitute the entire agreement between the Companies and supersede all prior oral or written agreements, understandings, representations and warranties and courses of conduct and dealing between the Companies on the subject matter thereof. Except as otherwise provided herein, the Binding Provisions may only be amended or modified by a writing executed by both of the Companies.

(k) Counterparts. This Letter of Intent may be executed in one or more counterparts, each of which will be deemed to be an original of this Letter of Intent and all of which, when taken together, will be deemed to constitute one and the same Letter of Intent.

(l) Letter of Intent; Independent Parties. The Companies understand that this Letter of Intent merely represents their current understanding with respect to the proposed Sale, does not contain all matters upon which agreements must be reached, is based on the limited information provided by the Companies and their respective Representatives to date, and does not create any legally binding or enforceable obligation on the part of the Companies, except for the Binding Provisions. The Companies further agree and acknowledge that no contract or agreement providing for any transaction shall be deemed to exist unless and until the Binding Agreement or other definitive agreement has been executed and delivered. The Companies further agree that unless and until the Binding Agreement has been executed and delivered, the Companies will be under no legal obligation whatsoever with respect to any such transaction by virtue of this Letter of Intent, except as to the Binding Provisions herein. This Letter of Intent shall not be interpreted or construed to create an association, joint venture, co-ownership or partnership between the Companies or to impose any partnership obligations or liability upon either Company.

Signature Page Follows

If you are in agreement with the foregoing, please countersign where indicated below and return an executed copy of this Letter of Intent to the undersigned, which thereupon will constitute, as to the Binding Provisions herein, the agreement between the Companies with respect to the subject matter hereof. The proposal contained herein shall expire at the close of business on August 7th, 2015, unless prior thereto the undersigned has received a copy of this letter signed by BTCS as provided below.

Very truly yours,

BITCOIN SHOP, INC.

By:
Name:
Title:

Acknowledged and agreed to:

SPONDOOLIES-TECH LTD.

By:
Name:
Title:

Exhibit A

Proposed Board

Name	Role	Status
Charles Allen	Chairman
Guy Corem	Director
[TBD]	Director	Independent

Board Observers
Michal Handerhan	Non-voting
Genesis Partners IV L.P. Representative	Non-voting	Optional
BRM Group Ltd. Representative	Non-voting	Optional

Exhibit B

Proposed Officers

Name	Role
Charles Allen	CEO
Guy Corem	Officer
Yuval Rosen	CFO
Michal Handerhan	COO
Gadi Glikberg	Officer
Kobi Levin	Officer